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                                                                  Exhibit (a)(6)

                                   SUPPLEMENT

                             DATED JANUARY 27, 2004

                                       TO

                                OFFER TO PURCHASE

                             DATED JANUARY 9, 2004,

                           AS AMENDED JANUARY 27, 2004



                    SYSTEMS & COMPUTER TECHNOLOGY CORPORATION

                                OFFER TO PURCHASE
                      OPTIONS TO PURCHASE ITS COMMON STOCK

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           THIS OFFER WILL EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME,
               ON FEBRUARY 12, 2004, UNLESS THE OFFER IS EXTENDED.

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                  Enclosed with this Supplement is an amended version of the
Offer to Purchase, dated January 27, 2004. This Supplement points out areas in which the Offer to Purchase was amended in any material respect, and this Supplement should be read in conjunction with the Offer to Purchase, as amended.

                              1. In the original Offer to Purchase, we had
                    indicated that a "subsequent offering period" might be provided. A "subsequent offering period" is an additional period of time, following the expiration of the initial offering period, during which optionholders could tender eligible options not tendered during the initial offering period. As a result of securities law regulations, we are not able to provide a "subsequent offering period" in this offer. If we decide to offer to purchase any eligible options following the expiration of the initial offering period (and we have not yet determined whether we will do so), we would be required to initiate a new offer in accordance with applicable securities regulations.

                  Sections of the Offer to Purchase that are impacted by this change include the Question captioned "How long will the offer remain open and can the offer period be extended or the offer be terminated prior to that time?" on page 3 of the Offer to Purchase, the Question captioned "Can I withdraw my tendered eligible options?" on page 4 of the Offer to Purchase, the section captioned "The Offer" on page 9 of the Offer to Purchase, the section captioned "The Offer - Acceptance of and Payment for the Eligible Options" on pages 10 and 11 of the Offer to Purchase, and the section captioned "The Offer - Withdrawal Rights" on page 11 of the Offer to Purchase.

                              2. In the original Offer to Purchase, we had
                    indicated that one of the reasons that we could decide to extend, terminate, or amend the offer would be if any action or proceeding were threatened or pending that directly or indirectly challenges the making of the offer. We had also indicated that we could assert any of the conditions to the offer regardless of the circumstances, including any action or omission to act by us. We have modified the Offer to Purchase to eliminate the reference to a "threatened" action or proceeding, to eliminate the reference to the words "directly or indirectly," and to eliminate the reference to "any action or omission to act by us." These changes clarify the circumstances that could lead us to extend, terminate or amend the offer and clarify that we are not able to take or fail to take any action for the purpose of being able to extend, terminate or amend the offer.

                  The section of the Offer to Purchase that is impacted by these changes is captioned "The Offer - Conditions" on page 9 of the Offer to Purchase.

                              3. In the original Offer to Purchase, we had
                    indicated that any optionholder who tenders eligible options in the offer may withdraw his or her election either prior to the expiration of the offer, or, if we have not yet accepted the election, at any time after 40 business days after the date of the Offer to Purchase. In order to clarify exactly when that 40 business day period would expire, we have modified the Offer to Purchase to indicate that an optionholder may withdraw his or her election to tender eligible options in the offer either prior to the expiration of the offer, or at any time after March 9, 2004 (40 business days after the commencement of the offer) if we have not yet accepted the election of a tendering optionholder by that date.

                  The section of the Offer to Purchase that is impacted by these changes is captioned "The Offer - Withdrawal Rights" on page 11 of the Offer to Purchase.

                              4. We have modified the section of the Offer to
                    Purchase now captioned "Material U.S. Federal Income Tax Consequences" by changing the heading to properly reflect that this section discusses the material U.S. federal income tax consequences of the offer to holders of eligible options, and to clarify that all of the holders of eligible options received their options in connection with the performance of services.

                              5. We have modified the election and withdrawal
                    forms to eliminate any requirement for optionholders who elect to tender their eligible options in the offer, or who elect to withdraw a previous election to tender eligible options in the offer, to acknowledge that they have read and understood the forms.

                  We have enclosed updated versions of the election and withdrawal forms in this package.

                    o      Election Previously Submitted. If you have previously
                       submitted a properly completed and signed election to tender eligible options in this offer and wish to have your options tendered in this offer, you may either:

                       o    do nothing, in which case your previously
                          submitted election form will remain in full force and effect in accordance with its terms, or

                       o    complete, sign and return the updated election form
                          enclosed with this package, in which case your previously submitted election form will be cancelled and superseded by the updated election form.

                    o      No Election Previously Submitted. If you have not yet
                       submitted an election to tender eligible options and you wish to do so, please complete, sign and return the updated election form enclosed with this package.

                    o      Withdrawal of Previous Election. If you have
                       previously submitted a properly completed and signed election to tender eligible options in this offer and wish to withdraw your tender and retain your options, please complete, sign and return the updated withdrawal form enclosed with this package.

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Completed election forms or withdrawal forms and questions and requests for assistance or for additional copies of this offer to purchase or the related election or withdrawal form may be directed to Mary Ellen Roth at Systems & Computer Technology Corporation at (610) 578-5206 (telephone) OR (610) 578-7411 (facsimile).

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